James Stafford

JAMES STAFFORD

CHARTERED ACCOUNTANTS

JAMES STAFFORD

James Stafford

Chartered Accountants*

Suite 350 – 1111 Melville Street

Vancouver, British Columbia

Canada V6E 3V6

Telephone +1 604 669 0711

Facsimile +1 604 669 0754

*Incorporated professional

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm in the Form 20-F/A of PowerNova Technologies Corporation (the “Company”) and to the incorporation of our reports dated 15 February 2008 and 28 February 2007, with respect to the balance sheets of the Company as at 31 May 2007 and 2006, and the related statements of operations, cash flows and changes in shareholders’ deficiency for the years then ended.

/s/ James Stafford

Vancouver, Canada

Chartered Accountants

27 February 2008

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